As filed with the Securities and Exchange Commission on May 19, 2021

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TWO HARBORS INVESTMENT CORP.

(Exact name of registrant as specified in its charter)

Maryland	27-0312904
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 1400

Minnetonka MN 55305

(612) 453-4100

(Address of Principal Executive Offices)

Two Harbors Investment Corp.

2021 Equity Incentive Plan

(Full Title of the Plan)

Rebecca B. Sandberg, Esq.

Vice President, General Counsel and Secretary

601 Carlson Parkway, Suite 1400

Minnetonka MN 55305

(612) 453-4100

(Name, address and telephone number of agent for service)

Copies to:

Stephen M. Quinlivan, Esq.

Stinson LLP

50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

(612) 335-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration Fee
Common Stock, $0.01 par value per share	17,000,000	$6.84	$116,280,000	$12,687

(1)

Represents the number of shares of the Registrant’s Common Stock issuable under the Two Harbors Investment Corp. 2021 Equity Incentive Plan (the “2021 Plan”) approved by the registrant’s stockholders on May 19, 2021. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2021 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based on the average of the high and low sale prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 12, 2021.

PART I

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

Item 3.         Incorporation of Documents by Reference.

Two Harbors Investment Corp. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

•	The Registrant's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 25, 2021;

•	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 6, 2021;

•	The Registrant's Current Reports on Form 8-K filed with the SEC on February 1, 2021, March 19, 2021, March 30, 2021 and April 12, 2021;

•	The description of the Registrant's common stock included in its Registration Statement on Form 8-A filed on February 10, 2011, as amended by the Form 8-A/A filed on November 2, 2017;

•	The description of the Registrant's Series A Preferred Stock included in its Registration Statement on Form 8-A filed on March 13, 2017;

•	The description of the Registrant's Series B Preferred Stock included in its Registration Statement on Form 8-A filed on July 17, 2017; and

•	The description of the Registrant's Series C Preferred Stock included in its Registration Statement on Form 8-A filed on November 22, 2017.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland General Corporations Law, or MGCL, requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the operating agreement of Two Harbors Operating Company LLC provides that we, as managing member, and our officers and directors are indemnified to the fullest extent permitted by law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit Number	Exhibit Description
4.1	Articles of Amendment and Restatement of Two Harbors Investment Corp. (incorporated by reference to Annex B filed with Pre-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form S-4 (File No. 333-160199) filed with the Securities and Exchange Commission, or SEC, on October 8, 2009, or Amendment No. 4).
4.2	Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 19, 2012).
4.3	Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp., effective as of 5:01 PM Eastern Time on November 1, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2017).
4.4	Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp., effective as of 5:02 PM Eastern Time on November 1, 2017 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2017).
4.5	Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 23, 2020).
4.6	Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. designating the shares of 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 8-A filed with the SEC on March 13, 2017).
4.7	Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. designating the shares of 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form 8-A filed with the SEC on July 17, 2017).
4.8	Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. designating the shares of 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (incorporated by reference to Exhibit 3.7 to the Registrant’s Registration Statement on Form 8-A filed with the SEC on November 22, 2017).
4.9	Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. designating the shares of 7.75% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (incorporated by reference to Exhibit 3.8 of the Registrant’s Form 8-A filed with the SEC on July 31, 2018).

4.10	Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. designating the shares of 7.50% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (incorporated by reference to Exhibit 3.9 of the Registrant’s Form 8-A filed with the SEC on July 31, 2018).
4.11	Articles Supplementary to the Articles of Amendment to the Articles of Amendment and Restatement of Two Harbors Investment Corp. reclassifying and redesignating (i) all 3,000,000 authorized but unissued shares of 7.75% Series D Cumulative Redeemable Preferred Stock, $0.01 par value per share, as shares of undesignated preferred stock, and (ii) all 8,000,000 authorized but unissued shares of 7.50% Series E Cumulative Redeemable Preferred Stock, $0.01 par value per share, as shares of undesignated preferred stock (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on March 19, 2021).
4.12	Amended and Restated Bylaws of Two Harbors Investment Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 23, 2020).
4.13	Specimen Common Stock Certificate of Two Harbors Investment Corp. (incorporated by reference to Exhibit 4.2 to Amendment No. 4).
4.14	Indenture (Senior Indenture) dated as of January 19, 2017, between The Bank of New York Mellon Trust Company, N.A., as Trustee and Two Harbors Investment Corp. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 19, 2017).
4.15	Form of Subordinated Indenture (incorporated by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-3 (Registration Statement No. 333-223311) filed with the SEC on February 28, 2018).
5.1	Opinion of Stinson LLP (including consent of such firm).*
10.1	Two Harbors Investment Corp. 2021 Equity Incentive Plan (incorporated here by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the SEC on April 6, 2021).
10.2	Form of Director Restricted Stock Unit Agreement under the Two Harbors Investment Corp. 2021 Equity Incentive Plan.*
10.3	Form of Officer Restricted Stock Unit Agreement under the Two Harbors Investment Corp. 2021 Equity Incentive Plan.*
10.4	Form of Officer Performance Share Unit Agreement under the Two Harbors Investment Corp. 2021 Equity Incentive Plan.*
10.5	Form of Common Stock Award Agreement under the Two Harbors Investment Corp. 2021 Equity Incentive Plan.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Stinson LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (contained on signature page).*

* Filed herewith.

Item 9.         Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, as of May 19, 2021.

Dated: May 19, 2021	TWO HARBORS INVESTMENT CORP.

	By:	/s/ William Greenberg
William Greenberg
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Greenberg and Mary Riskey, acting singly, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Greenberg	Chief Executive Officer, President and Director	May 19, 2021
William Greenberg	(Principal Executive Officer)

/s/ Mary Riskey	Chief Financial Officer	May 19, 2021
Mary Riskey	(Principal Financial and Accounting Officer)

/s/ Stephen G. Kasnet	Chairman of the Board of Directors	May 19, 2021
Stephen G. Kasnet

/s/ E. Spencer Abraham	Director	May 19, 2021
E. Spencer Abraham

/s/ James J. Bender	Director	May 19, 2021
James J. Bender

/s/ Karen Hammond	Director	May 19, 2021
Karen Hammond

/s/ W. Reid Sanders	Director	May 19, 2021
W. Reid Sanders

/s/ James A. Stern	Director	May 19, 2021
James A. Stern

/s/ Hope B. Woodhouse	Director	May 19, 2021
Hope B. Woodhouse